EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

Dollars in thousands, except shares and per share data
                                                          Twelve months Ended
                                                             December 31,
                                                   -----------------------------
                                                            1999          1998
Net income .........................................      $    402      $    226
Dividends paid on preferred stock ..................           107            82
                                                          --------      --------
Net income applicable to basic
  common shares ....................................           295           144
Interest expense on convertible
  subordinated debentures, net of
  income tax .......................................            12            13
                                                          --------      --------
Net income applicable to diluted shares ............      $    307      $    157
                                                          ========      ========
Number of average common shares:
Basic ..............................................       118,902       115,189
                                                          ========      ========
Diluted:
  Average common shares outstanding ................       118,902       115,189
  Average convertible subordinated
    debentures convertible to common shares ........        12,500        13,850
                                                          --------      --------
                                                           131,402       129,039
                                                          ========      ========
Net income per common  share

  Basic ............................................      $   2.48      $   1.25
  Diluted ..........................................          2.34          1.22